CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Viacom Inc. for the registration of 22,134,256 shares of Class A common stock, 205,970,317 shares of Class B common stock and 276,678,196 variable common rights and to the incorporation by reference therein of our reports dated August 27, 1993, except for Notes A and J, as to which the date is September 10, 1993, with respect to the consolidated financial statements and schedules of Paramount Communications Inc. included in its Transition Report (Form 10-K) for the eleven months ended March 31, 1994, as amended July 29, 1994 and as further amended August 12, 1994, all filed with the Securities and Exchange Commission.



                                                   /s/ ERNST & YOUNG LLP

                                                       ERNST & YOUNG LLP


New York, New York
August 24, 1994